AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1994
                                         Commission File No. 1-5471

                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934


(X) Filed by the registrant
    Filed by a party other than the registrant


Check the appropriate box:

(X) Preliminary proxy statement
    Definitive proxy statement
    Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            GLOBAL MARINE INC.
             (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

     (X)  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
          or 14a-6(i)(2).

          $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

          Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A

     (2) Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

     (4)  Proposed maximum aggregate value of transaction:  N/A

     ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
          Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:  N/A

     (2)  Form, schedule or registration statement no:  N/A

     (3)  Filing party:  N/A

     (4)  date filed:  N/A




                 [PRELIMINARY COPY - NOTICE OF MEETING AND
                             PROXY STATEMENT]

                            GLOBAL MARINE INC.


                            NOTICE OF MEETING



     The Annual Meeting of Stockholders of Global Marine Inc. will be held in the Texas Ballroom, Houston Marriott Westside Hotel,
13210 Katy Freeway, Houston, Texas on Thursday, May 12, 1994 at
9:00 a.m. for the following purposes:

     1. To elect four directors, each to serve for a term of three years.

     2.   To consider and act upon a proposal to amend Article
          FOURTH of the Company's Restated Certificate of
          Incorporation to increase the number of authorized shares of the Company's Common Stock.

     3. To ratify the appointment of independent certified public accountants for the Company and its subsidiaries.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's Common Stock at the close of business on March 18, 1994 will be entitled to vote as set forth in the accompanying Proxy Statement at the meeting and any adjournment thereof.

                                   JOHN G. RYAN
                                   Secretary

Houston, Texas
March 31, 1994



IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.



                              PROXY STATEMENT


     This proxy statement is being furnished to the stockholders of Global Marine Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on May 12, 1994 and any adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is March 31, 1994.

     At the Annual Meeting, the holders of shares of common stock, par value $.10 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of four persons to serve on the Board of Directors of the Company, each for a three-year term, (ii) a proposal to amend the Company's Restated Certificate of Incorporation to increase by 100,000,000 the number of authorized shares of the Company's common stock, and (iii) a proposal to ratify the Board of Directors' appointment of Coopers
& Lybrand as independent certified public accountants for the Company and its subsidiaries for fiscal year 1994.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors, FOR the proposal to amend the Company's Restated Certificate of Incorporation, and FOR the proposal to ratify the Board of Directors' appointment of Coopers & Lybrand as independent auditors for fiscal year 1994. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, 777 North Eldridge Road, Houston, Texas 77079.

     The close of business on March 18, 1994 is the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 18, 1994, there were issued and
outstanding               shares of Common Stock, constituting the
only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 18, 1994, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon except the election of directors. In the election of directors, the holders of Common Stock are entitled to cumulate their votes, with each share having a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The individuals named in the accompanying proxy will have discretionary authority to cumulate votes among candidates. A stockholder giving and not rescinding the accompanying proxy will not have the ability to direct that his votes be cumulated. However, authorization of the individuals named as proxies to cumulate votes, at their discretion, is solicited.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will not be counted in favor of or against any nominee. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Since the amendment of the Company's Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Abstentions on the proposal to ratify the appointment of independent auditors will have the same effect because approval requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, the proposal to amend the Company's Restated Certificate of Incorporation, and the proposal to ratify the appointment of independent auditors. Under applicable law of the state of Delaware, which is the Company's state of incorporation, a broker non-vote (i.e., the shares are voted by the broker on at least one matter but not on the matter in question) will have no effect on the outcome of the election of directors but will have the same effect as a vote against the two proposals. Also under Delaware law, for quorum purposes, the total votes received, including abstentions, would be counted in determining the number of shares present at the meeting, and broker non-votes would not be relevant because, by definition, those shares would have been voted on at least one matter and therefore would be counted for quorum purposes.

     The Company's Annual Report for the year ended December 31, 1993, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1993 and 1992, respectively, and audited consolidated statements of income and changes in financial position for the three years ended
December 31, 1993, 1992 and 1991, respectively, has been mailed to stockholders of record as of March 18, 1994.

     The cost of this solicitation will be borne by the Company.
It is expected that the solicitation of proxies will be primarily by mail, telephone and telegraph. The Company has arranged for Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies in such manner at a cost of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial owners of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed below are the only persons who, to the knowledge of the Company, owned beneficially, as of March 18, 1994, more than 5% of the Company's Common Stock.

Name and Address                        Shares              Percent
of Beneficial Owner                Beneficially Owned        of
                                                            Class

FMR Corp.                              18,738,000               %
82 Devonshire Street
Boston, Massachusetts  02109


Merrill Lynch & Co., Inc.             13,010,961                %
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281


The percentages in the above table are based on the number of issued and outstanding shares of Common Stock at March 18, 1994. The numbers of shares are based on statements on Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. and Merrill Lynch, dated February 11, 1994 and February 14, 1994, respectively. To the knowledge of the Company at March 18, 1994, there are no other persons who own beneficially more than 5% of the Company's Common Stock (including stock issuable pursuant to stock options).

     The following table sets forth, as of March 18, 1994, the beneficial ownership of the Company's Common Stock by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and all other current executive officers, from information provided by such persons.

                               Shares
                            Beneficially                 Percent
Name                           Owned (a)                of Class(b)

Patrick M. Ahern                (c)                        -
Donald B. Brown                 (c)                        -
Edward J. Campbell              (c)                        -
Peter T. Flawn                  (c)                        -
John M. Galvin                  (c)                        -
Gary L. Kott                    (d)                        -
Lynn L. Leigh                   (c)                        -
C. Russell Luigs                (d)                        -
Jon A. Marshall                 (d)                        -
Jerry C. Martin                 (d)                        -
John G. Ryan                    (d)                        -
Sidney A. Shuman                (c)                        -
William R. Thomas               (c)                        -
William C. Walker               (c)                        -
All of the above and other
  executive officers as a
  group (18 persons)         (c)(d)                          %

(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(b) As of March 18, 1994, no director or executive officer owned more than one percent of the Common Stock outstanding.

(c) Includes shares that may be acquired within sixty days of March
    18, 1994 through the exercise of non-employee director stock
    options, as follows:      shares each for Messrs. Ahern, Brown,
    Campbell, Flawn, Galvin, Leigh, Shuman, Thomas and Walker, and
    for the group.

(d) Includes shares that may be acquired within sixty days of March
    18, 1994 through the exercise of employee stock options, as
    follows: Mr. Kott,     ; Mr. Luigs,     ; Mr. Marshall,     ; Mr.
    Martin,     ; Mr. Ryan,     ; and the group,        .

ELECTION OF DIRECTORS

  The Company's Board of Directors consists of eleven directors divided into three classes serving staggered terms of three years each. Seven of the Company's current directors are serving in two classes with terms that continue beyond the 1994 Annual Meeting of Stockholders, and they are not subject to election at this meeting. Four directors serve in a class with terms that expire at the 1994 meeting, and they are nominees for reelection at this meeting. These nominees are Edward J. Campbell, Peter T. Flawn, John M. Galvin and Lynn L. Leigh. Each of the four directors to be elected at the 1994 Annual Meeting of Stockholders will serve a term of three years to expire at the 1997 Annual Meeting of Stockholders or until his successor is elected and qualifies. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by holders of the Common Stock, in person or by proxy, will be elected.

  It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1994 Annual Meeting for the election of Messrs. Campbell, Flawn, Galvin and Leigh. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

  Further information concerning the nominees for election as directors at the 1994 Annual Meeting of Stockholders, including their business experience during the past five years, appears below.



                      Nominees - For Terms of Office
            Expiring at the 1997 Annual Meeting of Stockholders

  Edward J. Campbell, 66, has been President of J. I. Case Company, a wholly-owned subsidiary of Tenneco Inc., since
January 1992. J. I. Case is a manufacturer of farm and construction equipment. From 1979 through 1991, Mr. Campbell was President and Chief Executive Officer of Newport News Shipbuilding & Dry Dock Co., also a wholly-owned subsidiary of Tenneco Inc. He is a director of Zurn Industries, Inc. Mr. Campbell was first elected a director of the Company in 1981.

  Peter T. Flawn, 68, has been prominent in the field of geology for many years as an academician, author and consultant, and he is a former president of the University of Texas at Austin. He is also a director of Harte-Hanks Communications, Inc.; Input/Output, Inc.; Radian Corp.; and Tenneco Inc. Dr. Flawn was first elected a director of the Company in 1989.

  John M. Galvin, 61, has been a private investor and consultant since his retirement in 1992 as Vice Chairman, a director and Chief Financial Officer of The Irvine Company, a major, private real estate development and investment company. He is a director of Commercial Intertech Inc. and of Oasis Residential, Inc., and an advisory director of Alexander Proudfoot, Plc. Mr. Galvin was first elected a director of the Company in 1979.

  Lynn L. Leigh, 68, has been Senior Vice President of National Oilwell, a manufacturer and international supplier of oilfield equipment and services, since October 1993, prior to which he had been President and Chief Executive Officer of Hydril Company, a manufacturer of high performance products for petroleum drilling and production, since 1991. From 1988 to 1991, Mr. Leigh was a
consultant to the oil and gas industry.   Mr. Leigh was first
elected a director of the Company in 1981.


  The members of the Board of Directors who are not subject to election at the 1994 Annual Meeting are as follows.



                Continuing Directors - With Terms of Office
            Expiring at the 1996 Annual Meeting of Stockholders

  Donald B. Brown, 67, is an investor and a consultant to the energy exploration and development industry. He was first elected a director of the Company in 1982.

  Jerry C. Martin, 61, has been the Company's Senior Vice
President and Chief Financial Officer since 1985. Prior to 1985, he held various positions with Global Marine Drilling Company, the Company's major operating subsidiary. Mr. Martin was first elected a director of the Comany in 1993.

  Sidney A. Shuman, 81, is a retired Corporate Vice President and director of Baker International Corporation. Mr. Shuman was first elected a director of the Company in 1977.


                Continuing Directors - With Terms of Office
            Expiring at the 1995 Annual Meeting of Stockholders

  Patrick M. Ahern, 53, is a private investor, and he is a partner in Ahern and Partners, L.P., a private investment and advisory partnership. He was first elected a director of the Company in 1987.

  C. Russell Luigs, 60, is Chairman of the Board, President and
Chief Executive Officer of the Company.   Mr. Luigs was first
elected a director of the Company in 1977.

  William R. Thomas, 73, is the Company's retired Senior Vice
President, Finance. He is also a director of Bank of the West and AeroVironment Inc. Mr. Thomas was first elected a director of the Company in 1978.

  William C. Walker, 70, is an independent management consultant and a retired President of Mid-Continent Supply Company, a major provider of oilfield equipment and services worldwide. He was also with Loffland Brothers Company, an oil and gas drilling contractor, for more than 20 years, eventually serving as President. Mr. Walker is a director of Aztec Manufacturing Company and of DI
Industries, Inc.   He was first elected a director of the Company
in 1986.


BOARD OF DIRECTORS AND COMMITTEES

  The Company's Board of Directors has eleven members, and the Board has five standing committees. During 1993, the Board of Directors held eight meetings. Further information concerning the Board's standing committees appears below.

  Executive Committee - The Company's Executive Committee consists of five directors: John M. Galvin, Chairman, Edward J. Campbell, Lynn L. Leigh, C. Russell Luigs and William C. Walker. The Executive Committee has the authority to exercise all the powers of the Board which may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Executive Committee did not meet during 1993.

  Audit Committee - The Company's Audit Committee consists of four directors: Lynn L. Leigh, Chairman, Donald B. Brown, Sidney A Shuman and William C. Walker. None of these directors is an employee of the Company. Audit Committee meetings are attended by members of the Committee, the Company's independent auditors and the head of the Company's internal audit staff. In addition, the Audit Committee meets privately with the Company's independent auditors at least once a year. The Committee recommends the firm of independent auditors for each fiscal year, approves the nature of the professional services provided by the independent auditors prior to performance of such services, and reviews the independence of the auditors. The Committee also reviews the scope of work and the reported results of the Company's internal auditors and confers with management from time to time on financial reporting and internal control matters. During 1993, the Audit Committee held four meetings.

  Compensation Committee - The Company's Compensation Committee consists of four outside directors: Patrick M. Ahern, Chairman, Donald B. Brown, Edward J. Campbell and John M. Galvin. The Compensation Committee makes recommendations to the Board regarding remuneration arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate and the grant of stock options or other benefits under any such plans. The Compensation Committee held four meetings during 1993.

  Finance Committee - The Company's Finance Committee consists of five non-employee directors: Edward J. Campbell, Chairman, Patrick M. Ahern, Peter T. Flawn, John M. Galvin and William R. Thomas. The Committee reviews the Company's annual financial plan, makes recommendations to the Board of Directors regarding material capital expenditures, acquisitions and financings contemplated by the Company and advises with respect to the Company's external financial relationships. During 1993, the Finance Committee held four meetings.

  Nominating Committee - The Company's Nominating Committee consists of five outside directors: William C. Walker, Chairman, Peter T. Flawn, Lynn L. Leigh, Sidney A. Shuman and William R. Thomas. The Nominating Committee, which held four meetings during 1993, recommends to the Board of Directors those persons it believes should be nominees for election as directors. In this connection, the Committee considers the performance of incumbent directors in determining whether they should be nominated to stand for reelection. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1995 election of directors should be submitted in writing to the Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

  During 1993, each director of the Company except Mr. Ahern attended at least 75% of the meetings of the Board and committees of the Board on which he served.


DIRECTOR COMPENSATION

  Directors of Global Marine Inc. who are not employees of the Company or any of its subsidiaries receive a retainer of $5,000 per quarter for their services as directors. They also receive $900 plus expenses for each regular Board meeting attended, $1,500 plus expenses for each special meeting of the Board attended, and $250 plus expenses for each meeting of any committee of the Board attended, in each case other than telephonic meetings. Directors who are employees of the Company do not receive directors' fees.

  Non-employee directors are participants in the Retirement Plan for Outside Directors. The Company believes that this plan enables it to attract and retain outside directors, who render necessary and important services. Under the Retirement Plan for Outside Directors, each participant vests in an annual retirement benefit equal to a percentage of the highest annual basic retainer fee for directors in effect at any time during the one-year period preceding the termination of his Board service. The percentage, which is based on the participant's full years of service as an outside director during all periods on and after August 1, 1989, is 20% after one year of service up to 100% after five years of service. A participant becomes 100% vested upon termination of service due to death or disability, and each participant then serving as an outside director becomes 100% vested upon a "change of control," which is defined as any acquisition of more than fifty percent of the voting power of the Company's stock by any entity or by any group acting in concert. A participant may begin receiving his vested benefit upon his termination of service due to disability or, if later, upon the later of his attainment of age 65 or his termination of service as a director. The benefit is payable to the participant or his beneficiary over a period, up to a maximum of 15 years, equal to the period the participant served as an outside director, provided that a beneficiary, or a director who terminates his service due to disability or within one year following a change of control, may receive the benefit in a lump sum.

  All of the Company's current directors except Messrs. Luigs and Martin, who are employees of the Company, are participants in the Retirement Plan for Outside Directors. Each participant had four full years of credited service as of December 31, 1993 for purposes of determining the vested benefit under the plan.

  Under the Company's 1990 Non-Employee Director Stock Option
Plan, options to purchase shares of the Company's Common Stock are granted to directors who, as of the date of grant, are not employees of the Company or any of its subsidiaries and have not been such employees for any part of the preceding fiscal year. At present, all of the directors except Messrs. Luigs and Martin are eligible non-employee directors. Option grants to non-employee directors are in addition to and not in lieu of the other compensation for their services as directors described elsewhere in this proxy statement.

  Each person who becomes eligible to receive a grant under the plan receives an initial 10,000 share grant on the date he first achieves such eligibility. Each person who receives an initial 10,000 share option grant and remains eligible automatically receives an additional grant of options to purchase 3,000 shares on the adjournment date of each subsequent annual meeting of stockholders beginning with the first annual meeting following the calendar year of the initial grant. During 1993, the nine non-employee directors each automatically received a grant of options under the plan to purchase 3,000 shares of Common Stock at the per share exercise price of $3.8125. Upon the expiration of unexercised options granted under the plan, new options may be granted with respect to the shares covered by such expired options.

  The exercise price for each share of Common Stock subject to an option granted under the plan is the fair market value per share at the date the option is granted and must be at least equal to the par value of the stock. Each option becomes exercisable for fifty percent of the shares covered thereby after one year from the date of grant and for the remaining fifty percent two years from the date of grant. Options expire ten years from the date of grant; provided, however, that if a participant's service as a non-employee director terminates by reason of disability, death, the failure of the Board to nominate him for re-election other than for cause, or his ineligibility for re-election pursuant to the Company's by-laws, any options that are then exercisable may only be exercised for up to one year after the date of the disability, death or termination. If his service terminates because he decides not to stand for re-election, his options may only be exercised for up to three months after the termination, and, if his service terminates for any other reason, including for cause as defined in the plan, his options may be exercised for up to five business days after the termination. Options are non-transferable otherwise than by will or the laws of descent and distribution.

  Option prices and the number and kinds of shares covered by the Non-Employee Director Stock Option Plan and by options under the plan are subject to adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like changes in the Company's capital structure. In addition, the right to exercise all options remaining unexercised under the plan shall accelerate, so that such options will become immediately exercisable, upon (i) any acquisition of more than fifty percent of the voting power of the Company's stock by any person or persons acting as a group for purposes of acquiring such stock, (ii) the occurrence of a change in the membership of the Board of Directors during any consecutive two-year period, excluding changes due to death or disability, so that individuals who constitute the Board at the beginning of such period cease to constitute a majority of the Board, (iii) the shares subject to options becoming subject to delisting by the New York Stock Exchange or a successor exchange in respect of the number of publicly held shares or the number of stockholders holding one hundred shares or more, (iv) approval by the Board of Directors of the sale of all or substantially all of the Company's assets, or (v) approval by the Board of any merger, consolidation, issuance of securities or purchase of assets which would result in an event described in (i), (ii) or (iii) above. However, the Board's Compensation Committee, as constituted prior to any such occurrence, may, upon such occurrence, in general determine that the options shall terminate and that the holders thereof shall be paid cash in an amount equal to the difference between the option exercise price and the fair market value of the stock before the occurrence.

  The 1990 Non-Employee Director Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of non-employee members of the Board.
However, the Committee's administrative functions are ministerial in view of the plan's explicit provisions, including those relating to eligibility for option grants and predetermination of the timing, amounts and exercise prices of such grants.

  The termination date of the plan is May 8, 2001. The Board of Directors may at any time amend, suspend or terminate the plan, but options granted before any termination or suspension may continue to be exercised according to their terms. Rights and obligations under any option granted pursuant to the plan may not be adversely affected by any amendment without the consent of the option holder. In addition, no amendment may be made without the approval of the Company's stockholders that will increase the total number of shares available for options under the plan, change the manner of determining the option exercise price, increase the ten-year maximum term of the options, modify the plan's eligibility provisions, or materially increase the benefits accruing to participants, unless such stockholder approval is not required in order for options granted under the plan to continue to be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934.

  During 1993, one of the Company's directors, Donald B. Brown, who was retained by the Company as a consultant with respect to the operations of the Company's wholly-owned subsidiary, Challenger Minerals Inc., received a total of $3,000 for consulting services, plus expenses.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of those persons who were the Company's Chief Executive Officer and its other four most highly compensated executive officers during 1993:

                        SUMMARY COMPENSATION TABLE
                                                                Long Term
                                                                  Compen-
                                                                   sation
                                        Annual Compensation      - Awards
                                                                                 All
                                                                                 Other
Name and                                                                        Compen-
Principal Position              Year      Salary       Bonus      Options(2)    sation(3)
                                           ($)          ($)          (#)          ($)


C. Russell Luigs,               1993     $463,750     $ 80,000      200,000      $9,665
Chairman of the Board,          1992     $448,750     $100,000      250,000      $8,515
President and Chief             1991     $433,333     $ 60,000      140,000      $4,486
Executive Officer

Jerry C. Martin,                1993     $241,250      $57,000      150,000      $4,607
Senior Vice President           1992     $226,667      $70,000      150,000      $4,443
and Chief Financial             1991     $216,458      $30,000       75,000      $4,282
Officer

John G. Ryan,                   1993     $235,000      $59,500      150,000      $5,243
Chairman and Chief              1992     $216,250      $70,000      150,000      $4,874
Executive Officer, Global       1991     $201,458      $30,000       75,000      $4,558
Marine Drilling Company,
and Corporate Secretary

Gary L. Kott,                   1993     $229,167      $35,000      100,000      $6,569
President and Chief             1992     $259,167      $30,000      100,000      $6,103
Operating Officer, Global       1991     $268,750      $35,000       80,000      $4,873
Marine Drilling Company

Jon A. Marshall                 1993     $184,167      $45,000      100,000      $4,745
President, Applied              1992     $157,685      $43,000      162,500      $4,077
Drilling Technology Inc.
and Challenger Minerals
Inc.(4)


(1) In order to preserve cash and to further encourage stock ownership by executive officers, bonuses based on service during the years indicated were paid to executive officers, including the five named in the table, in shares of the Company's common stock under the Company's Stock Option and Incentive Plan, net of the required tax withholdings (with the exception of $3,000 of Mr. Marshall's
    1992 bonus, which amount was paid in cash for service rendered during 1992 before Mr. Marshall became an executive officer). Bonuses based on service during each year were awarded in the following year, and the dollar amounts indicated in the table in respect of stock are the stock's fair market values (average of high and low market prices) on the respective award dates.

(2) Expressed in terms of the numbers of shares of the Company's
    Common Stock underlying options granted during the years indicated.

(3) The amounts indicated under "All Other Compensation" for 1993 consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k)
    Savings Incentive Plan (Mr. Luigs, $4,607; Mr. Martin, $4,607; Mr.
    Ryan, $4,607; Mr. Kott, $4,541; and Mr. Marshall, $4,091), plus (b)
    insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers (Mr.
    Luigs, $5,058; Mr. Ryan, $636; Mr. Kott, $2,028; and Mr. Marshall,
    $654).

(4) In accordance with the rules on executive compensation disclosure adopted by the Securities and Exchange Commission, Mr.
    Marshall's compensation is not shown for years prior to 1992, which was the year during which he first became an executive officer.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has an employment agreement with Mr. Luigs that has an initial term ending in February 1995. It will renew automatically at that time and every three years thereafter unless canceled at least six months before any such renewal. The agreement specifies a minimum annual base salary of $450,000. In the event Mr. Luigs is removed from his position as Chief Executive Officer for reasons other than willful and material misconduct deliberately harmful to the Company, or in the event of a substantial alteration in the nature of his position, termination or nonrenewal of his employment agreement, or termination due to disability, Mr. Luigs would be entitled to salary continuation and retirement benefit accrual for a period of two years, and he would be entitled to group insurance continuation until the sooner of two years or such time as similar benefits are provided through other employment. Mr. Luigs would also be entitled to the foregoing benefits upon his termination or resignation within one year following the acquisition of securities representing, or other control of, 35% or more of the voting power of the Company by any person or group of persons working in concert. In the case of a termination due to disability, the amount of salary to be continued would be reduced by an amount equal to certain disability benefits.

  The Company also has severance agreements with certain key executive officers. The agreements provide for a severance payment if employment is terminated by the Company for reasons other than misconduct harmful to the Company. The payment would also be made if employment is terminated by the individual within six months following a reduction in his base salary, a substantial alteration in the nature of his position, or his office being moved from Houston, Texas without his consent, or within one year following the acquisition of 35% or more of the voting power of the Company by any person or group of persons acting in concert, or in the event of termination due to disability, in which case the amount would be reduced by an amount equal to certain disability benefits. The payment would consist of salary continuation and the continuation of medical, dental and life insurance benefits for a period of two years following such termination of employment, based on the individual's highest base salary and benefits at any time within the nine months immediately preceding such termination. Among the executive officers covered by such agreements are Messrs. Martin, Ryan, Kott, and Marshall.

  Outstanding option agreements under the Company's 1989 Stock Option and Incentive Plan provide that the right to exercise all options remaining unexercised under such agreements shall accelerate, so that such options will become immediately exerciseable, upon any acquisition of more than 50% of the voting power of the Company's stock by any entity or group acting in concert for purposes of acquiring such stock. In addition, the vesting of retirement benefits under the Company's Retirement Plan for Outside Directors and of outstanding options under the Company's 1990 Non-Employee Director Stock Option Plan can accelerate upon the occurrance of certain events in connection with a change-in-control as outlined in the discussion of those plans under "Director Compensation, " above.

OPTION GRANTS

  The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1993. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year term of the options. For comparative purposes, also shown are the total gains that could be realized over a ten-year period by the Company's stockholders. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.

                           OPTION GRANTS IN 1993


                        Individual Grants

                                                                Potential Realizable Value at Assumed
                                                                  Annual Rates of Stock Price
                             Percent                             Appreciation for Option Term(2)
                  Number     of total      Exercise
                of shares     Options      or Base
                Underlying  Granted to      Price
Name             Options    Employees      ($ per   Expiration
                Granted(1)    in 1993      share)     Date         0%           5%               10%
                   (#)                                            ($)          ($)               ($)

C. R. Luigs          200,000   11.12%     $ 3.00    2-9-2003     $   0       $377,337         $956,245
J. C. Martin         150,000    8.34%     $ 3.00    2-9-2003     $   0       $283,003         $717,184
J. G. Ryan           150,000    8.34%     $ 3.00    2-9-2003     $   0       $283,003         $717,184
G. L. Kott           100,000    5.56%     $ 3.00    2-9-2003     $   0       $188,668         $478,123
J. A. Marshall       100,000    5.56%     $ 3.00    2-9-2003     $   0       $188,668         $478,123
All Stockholders(3)      N/A     N/A      $ 3.00       N/A       $   0   $273,141,161     $692,193,330



(1) All options granted to the named officers were granted at exercise prices equal to the average of the high and low per share market prices of the Company's Common Stock, $.10 par value per share, on the date of grant. All options were granted on February 9, 1993. Each option granted during 1993 first became exercisable one year after its date of grant as to 50% of the underlying shares and first becomes exercisable two years after its date of grant as to the remaining 50%.
            The right to exercise unexercised options is subject to acceleration in certain circumatances as described under "Employment Agreements and Severance and Change-in-Control
            Arrangements," above.  The Company's Board of Directors or the
            Compensation Committee of the Board may from time to time adjust or reduce the exercise prices of outstanding options, provided that the exercise price must be at least equal to the par value of the underlying stock. Options are non-transferable other than by will or the laws of descent and distribution.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Based on 144,773,146 shares of the Company's Common Stock outstanding on February 9, 1993, using the $3.00 average of the stock's high and low market prices on that date as the base price.

OPTION EXERCISES AND YEAR-END VALUES

            The following table shows option exercises by the named executive officers during 1993, as well as the number of shares underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1993. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.


                          AGGREGATED 1993 OPTION EXERCISES
                            AND YEAR-END OPTION VALUES



                  Number of                  Number of Unexercised              Value of Unexercised
                   Shares                    Options at Year-End         In-the-Money Options at Year-End
                  Underlying                          (#)                                ($)
                  Options      Value
                  Exercised    Realized
   Name             (#)          ($)       Exerciseable   Unexerciseable   Exerciseable   Unexerciseable

C. R. Luigs               0         $0        896,250        325,000        $1,977,734          $488,281
J. C. Martin         50,000   $190,625        365,000        225,000          $638,750          $326,563
J. G. Ryan                0         $0        350,000        225,000          $603,125          $326,563
G. L. Kott           85,000   $300,937        305,000        150,000          $426,875          $218,750
J. A. Marshall            0         $0        129,650        181,250          $196,094          $308,594


RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable on a single straight life annuity basis to a covered participant at normal retirement age (age 65) under the Company's qualified defined benefit pension plan (the Retirement Plan for Employees), as well as under its nonqualified supplemental defined benefit pension plans covering the five executive officers
named in the Summary Compensation Table on page    that provide
benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits (the Benefit Equalization Retirement Plan and the Executive Supplemental Retirement Plan). The estimated benefits shown are based on remuneration covered by the plans and years of service with the Company and its subsidiaries.

                              PENSION PLAN TABLE

                               Years of Service
Remuneration         15         20         25           30             35

$150,000         $75,000     $75,000    $75,000     $83,772         $97,734
$200,000        $100,000    $100,000   $100,000    $112,722        $133,358
$250,000        $125,000    $125,000   $125,000    $143,358        $168,358
$300,000        $150,000    $150,000   $150,000    $173,358        $203,358
$350,000        $175,000    $175,000   $175,000    $203,358        $238,358
$400,000        $200,000    $200,000   $200,000    $233,358        $273,358
$450,000        $225,000    $225,000   $225,000    $263,358        $308,358
$500,000        $250,000    $250,000   $250,000    $293,358        $343,358
$550,000        $275,000    $275,000   $275,000    $323,358        $378,358
$600,000        $300,000    $300,000   $300,000    $353,358        $413,358
$650,000        $325,000    $325,000   $325,000    $383,358        $448,358


Under the Company's pension plans, annual retirement benefits are based on a participant's average annual compensation (for executive officers, the amounts shown under "Salary," "Bonuses" and "Other Annual Compensation" in the Summary Compensation Table) during the period of five consecutive years in which an employee's compensation is greatest during the fifteen years prior to such employee's retirement (in the case of the Retirement Plan for Employees and the Benefit Equalization Retirement Plan) and during the three-year period during which an employee's compensation is greatest (in the case of the Executive Supplemental Retirement
Plan). The benefits shown in the Pension Plan Table reflect an offset as provided for under the Benefit Equalization Retirement Plan for Social Security benefits.

The full years of credited service as of December 31, 1993 for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the Retirement Plan for Employees and the Benefit Equalization Retirement Plan for each of the individuals named in the Summary Compensation Table are: Mr. Luigs, 16 years; Mr. Martin, 14 years; Mr. Ryan, 11 years; Mr. Kott, 15 years; and Mr. Marshall, 14 years. The full years of employment under the Executive Supplemental Retirement Plan as of December 31, 1993 for purposes of determining the benefit under that plan for individuals named in the Summary Compensation Table are: Mr. Luigs, 16 years; Mr. Martin, 8 years; Mr. Ryan, 7 years; Mr. Kott, 15 years; and Mr. Marshall, 1 year. The Pension Plan Table assumes that years of service for a particular individual are the same under all plans and that three-year and five-year average annual compensation are the same.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report concerning the specific factors, criteria and goals underlying decisions on awards and payments of compensation to each of the executives named in the Summary Compensation Table is provided by the Compensation Committee of the Company's Board of Directors.



                               REPORT OF
                      THE COMPENSATION COMMITTEE
                     OF THE BOARD OF DIRECTORS ON
                        EXECUTIVE COMPENSATION



  The Compensation Committee, composed entirely of outside directors, is responsible for making recommendations to the Board of Directors with regard to:

  1) the Company's executive compensation policies and programs, and

  2) specific salary, incentive and stock option awards to senior executive officers, including the Chief Executive
  Officer and the other four officers named in the Summary
  Compensation Table.

  Compensation Policies and Programs

  The Compensation Committee's goals are to develop and maintain executive compensation programs that preserve and enhance shareholder value. Over the last decade, the oilfield services industry has undergone a severe contraction in activity, with a resultant reduction in equity values and with many industry participants withdrawing or being eliminated from the field. Global Marine itself has gone through a chapter 11 proceeding and, as a result, a significant restructuring of its assets and liabilities. Since it emerged from that restructuring process, the focus of the Company's compensation programs has been to encourage the generation of cash, the reduction of outstanding debt, and a general strengthening of the Company's balance sheet. With the continuation of depressed industry conditions over the last several years, the Committee believes that these programs are essential to preserve the viability of the Company and to assure its positioning for the longer term opportunity to enhance shareholder value as the overall industry recovers. The Compensation Committee therefore has designed the Company's executive compensation program so that it:

  * Motivates executives toward effective long-term strategic management of the Company's assets and operations through stock programs which focus executives' attention on increasing shareholder value, as measured by the Company's stock price;

  * Rewards effective, efficient ongoing management of Company operations through annual incentives which are tied to operating, financial and strategic goals established each year; and

  * Provides the ability to attract and retain the quality of executives needed, through competitive salary levels.

  The Company's executive compensation program includes base salary, annual management incentive awards, and stock options, each of which is tied to performance. The Committee intends to make awards and take actions under these programs considering the overall cost and benefits to the Company. Specifically, the Committee intends to take actions required to preserve the tax deductibility of executive pay under Section 162(m) of the Internal Revenue Code, and to consider tax deductibility in making future awards to senior executives. The Committee is advised periodically by a nationally recognized, independent compensation consultant on competitive salary levels, bonus practices, and stock programs of leading drilling contractors.

  In evaluating competitive compensation levels, the Committee uses a peer group comprised of substantially the same companies used for comparison in the Cumulative Total Shareholder Return graph, including Energy Service Company, Nabors Industries, Noble Drilling, Parker Drilling, Reading & Bates, Rowan Companies, and The Western Company of North America, plus SONAT Offshore Drilling Inc., which is not included in the graph because it was not a publicly traded company during all of 1993. In evaluating competitive pay, the Committee evaluates salary levels, bonus levels and annual vesting of restricted stock or discount options for the highest-paid officers, and it has established a "target" of matching the industry average in total pay rather than attempting to match compensation on a component-by-component basis. An executive compensation analysis by the Company's independent compensation consultant indicated that Global Marine's salaries and bonuses were above average, but annual stock vesting values, as well as total pay, were below the peer group average for 1992, which is the most recent year for which peer group data was available.

  Base Salary: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and, considering the CEO's recommendation, determines an appropriate salary level for each such officer. No specific mathematical formula or weighting of factors is used in evaluating officer salaries. The Committee does, however, give primary weight to company performance and industry conditions, on which basis salaries of all senior executives were frozen in 1985 and 1986 due to industry conditions. For a given year, the Company's achievements that are given the most weight are those that will benefit the Company's long-term financial performance, such as the specific 1993 achievements listed below under "Company Performance" in the discussion of the Chief Executive Officer's compensation. If overall Company performance warrants officer salary increases, the performance of each officer is evaluated, considering primarily business results in his area of responsibility and his particular contribution to overall Company performance, but also considering advancements in the executive's managerial skills. The Committee notes that salaries of individual officers may be, and in recent years have been, reduced based on this evaluation.

  Annual Management Incentive Award Program: The Compensation Committee has designed an Annual Management Incentive Award Program to reward executives and managers, other than a group of six senior executive officers that includes the five named in the Summary Compensation Table. Bonus awards under the Plan are based on the Company's performance in relation to goals established at the outset of each year. In recent years, in view of the industry's depressed condition, goals have been stated in terms of increases in year-to-year cash balances, debt reduction, cash flow, and other factors. In 1992, for example, the Management Incentive Award Plan was based on the sum of cash increases plus debt reductions. For 1993, the Plan was based on operating cash contribution: 6% of operating cash contribution in excess of a $20 million goal was reserved for the Plan, subject to an overall maximum of $2.5 million and an additional limit of 35% of salary as the maximum payout to any one participant. For 1993, the operating cash contribution exceeded $20 million, so incentive compensation was awarded under the 1993 Plan in February 1994. The individual performance of eligible employees was considered in allocating the awards, which were recommended by the Chief Executive Officer to the Compensation Committee and approved by the Board.

  At the same time, the Compensation Committee granted incentive bonus awards to those senior executive officers who were not covered by the Plan, such awards approximating the same percentage of salary as the average percentage under the Plan. In allocating individual incentive bonus awards to these senior executive officers in respect of 1993 service, the Compensation Committee:

  (1) reviewed the individual performance of each officer, giving particular weight to the Company's strategic achievements discussed below under "Company Performance" and the officer's contributions to those achievements; and

  (2) considered the accomplishments of each senior executive in his area of responsibility.

  Based on these reviews, which did not involve any specific formula or weighting of factors, and with consideration given to competitive peer group total compensation levels, which are discussed above, incentive bonus awards were approved by the Committee.

  Incentive bonus awards may be paid in cash or in shares of Company stock, or in a combination thereof. Commencing with the awards for services rendered in 1991, the Company has paid incentive bonus awards to most recipients, including the five executive officers named in the Summary Compensation Table, in shares of the Company's common stock, net of the required tax withholdings, in order to preserve cash and to further encourage stock ownership. As with Base Salary, incentive bonus awards are not guaranteed. No incentive bonus awards were made to the Company's officers in 1985, 1986, 1987 or 1988 due to the depressed conditions within the offshore drilling industry generally.

  Stock Options: The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options each year based on the continuing progress of the Company as well as on individual performance. All awards shown in the Summary Compensation Table for the past three years were made at fair market value at the time of grant so that holders will benefit from such options only when, and to the extent, the stock price increases after the option grant.

  In February 1993, the Compensation Committee approved annual stock option grants to executive officers and other key employees, including the five named in the Summary Compensation Table, covering approximately 1.61 million shares of underlying common stock, which was up from approximately
  1.52 million shares covered by the 1992 annual grants. This slight increase in the total, although not tied to any formula, was based on improved Company performance, primarily as measured by the continued strengthening of the Company's balance sheet in 1992, and on the Committee's recognition of the role of key employees in implementing decisions that lead to this strengthening, which had important long-term implications for the Company. Also considered by the Committee was the Company's ability to maintain operating results, as measured by offshore rig utilization in particular, that continued to compare favorably with the Company's competitors despite an international offshore drilling market that was softening at the time.

  In 1993, the performance of individual executive officers and other key employees was considered in allocating annual stock option grants, which were recommended by the Chief Executive Officer and approved by the Committee. In allocating individual 1993 stock option grants to senior executive officers, the Chief Executive Officer and the Compensation Committee reviewed and considered essentially the same areas of individual performance mentioned above with respect to incentive awards, taking into account the areas of Company performance discussed above, each individual's contributions thereto, and specific accomplishments in each individual's area of responsibility.


  Compensation of the Chief Executive Officer

  The Compensation Committee assesses the Company's progress and performance in connection with the compensation of all executive officers and approves salary adjustments, bonus awards and stock option awards as deemed appropriate in each officer's situation. The bases for the Committee's decisions with regard to the Chief Executive Officer's 1993 compensation were as follows.

  Company Performance: The Committee noted the successful implementation of several key strategic decisions in 1993 that will benefit financial performance in future years. First, the Company formed an alliance with a Norwegian company in which the Company acquired three 300-foot jackup drilling rigs in exchange for one heavy-weather jackup rig and cash. The Company also mobilized seven jackup drilling rigs from the North Sea and West Africa to the stronger drilling market in the Gulf of Mexico. In addition, the Company reached an agreement to acquire two more 300-foot jackup rigs, this transaction to be completed in early 1994. Although these strategic moves in some cases penalized 1993 operating results in order to benefit future years, the Company's 1993 results, when compared to 1992 results as adjusted to eliminate the non-recurring 1992 items, improved by $10 million. The Company's financial condition was also improved in 1993, primarily through the sale of 17.25 million shares of common stock, resulting in a decrease in the Company's debt-to-equity ratio from 1.6 to 1 at December 31, 1992 to 1.1 to 1 at December 31, 1993, and an increase in the Company's cash by $20 million during the same period. The Committee determined that the Chief Executive Officer made significant contributions to these highly favorable results.

  CEO Compensation Adjustments: Based on the Company's successful results and continuing improvement in 1992, which are discussed above under "Stock Options," the Compensation Committee approved a salary increase for Mr. Luigs in February 1993 of $15,000 (or 3.3%), from $450,000 to $465,000, and it approved annual stock option grants to employees, including an option grant to Mr. Luigs covering 200,000 shares.

  At the same time, the Committee reviewed plans for 1993 and established goals for the 1993 Management Incentive Award Plan, with goals stated in terms of operating cash contribution. In February 1994, based on actual Company performance during 1993, and considering the Chief Executive's role in achieving the Company performance described above, the Compensation Committee approved an incentive bonus award for Mr. Luigs' 1993's performance of $80,000, or 17.2% of base salary. This percentage was below the average awards as a percentage of base salary earned by non-officer participants under the 1993 Management Incentive Award Plan and was paid in shares of the Company's Common Stock, net of the required tax withholdings.


                  Patrick M. Ahern, Chairman         Donald B. Brown, Member

                  Edward J. Campbell, Member         John M. Galvin, Member



  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Ahern, Brown, Campbell, Galvin and Shuman served as
  Members of the Company's Compensation Committee during all or part of 1993.

  Mr. Luigs, the Company's Chairman of the Board, President and Chief Executive Officer, served during part of 1993 on the board of directors of Hydril Company, which did not have a compensation committee. Mr. Leigh, who was Hydril's President and Chief Executive Officer during part of 1993, is a member of the Company's Board of Directors but does not serve on the Company's Compensation Committee.

  Neither Mr. Luigs nor any other current or former officer or employee of the Company serves on the Company's Compensation
  Committee or served on that committee at any time during 1993 or any prior year.



  CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following line graph compares the changes in the cumulative total shareholder returns as of the end of each calendar year from the end of March 1989 (the month in which the Company's Common Stock became registered under Section 12 of the Securities Exchange Act of 1934) through the end of 1993, of (i) the Company, (ii) the Standard & Poor's 500 Stock Index, and (iii) a weighted index of a group of other companies in the Company's industry. The group of other companies in the same industry is comprised of: Energy Service Company, Inc.; Nabors Industries, Inc.; Noble Drilling Corporation; Parker Drilling Company; Reading & Bates Corporation; Rowan Companies, Inc.; and The Western Company of North America. The returns of each component company in the industry index have been weighted according to the respective company's stock market capitalization at the beginning of each measurement period. The percentage change in the cumulative total shareholder return for a given year for the Company and each other company represented in the graph equals cumulative dividends declared from March 31, 1989 through the end of the calendar year in question (assuming reinvestment of dividends) plus the difference between such company's per share stock price at the end of the calendar year and at March 31, 1989, divided by such per share price at March 31, 1989. The Company has not declared any dividends during the period covered by the graph.



  [PURSUANT TO ITEM 304(d)(1) OF REGULATION S-T, A PAPER COPY OF
  THE PERFORMANCE GRAPH HAS BEEN SUBMITTED UNDER COVER OF FORM
  SE.]



  PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO
  INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously approved, subject to approval by the holders of the Company's Common Stock, an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock, $.10 par value per share, from 200,000,000 to 300,000,000. As of
  December 31, 1993, 162,832,799 shares of Common Stock were issued, including 330,813 shares not yet distributed for the settlement of contingent claims under the terms of the Company's 1989 reorganization, and 37,167,201 shares were unissued including 15,404,391 shares issuable upon the exercise of options granted under the Company's stock option plans, 900,000 shares issuable in partial payment of the purchase price of two offshore drilling rigs, and 20,862,810 authorized but unissued shares (10.4% of the total number authorized) that were available for other corporate purposes.

     The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding and could be issued in the future for any proper corporate purpose. The Company's Restated Certificate of Incorporation provides that shares of the Common Stock of the Company do not carry pre-emptive rights.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is advisable in order to make shares available, as needed, to meet potential equity financing requirements of the Company and for use in connection with possible acquisitions, stock dividends, stock distributions and other transactions involving the use of stock.

     Although the Company is always alert to opportunities, there are no agreements or understandings regarding the issuance of the proposed additional shares. Furthermore, the Board of Directors is not proposing the increase in authorized Common Stock with the intention of discouraging tender offers or takeover attempts. However, in the event of an unsolicited tender offer or takeover proposal, the increased number of shares could give the Board of Directors greater flexibility to act in the best interests of the Company and its stockholders. For example, the additional shares could be used to make a takeover attempt more difficult by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting strength of the bidder. As of this date, the Board is unaware of any specific effort to accumulate the Company's shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. The issuance of additional shares would also have the effect of diluting the percentage voting power of existing shareholders and, depending on the consideration for which the shares were issued, could dilute earnings per share.

     While Delaware law requires stockholder approval to increase the number of shares of Common Stock the Company is authorized to issue, stockholder approval of the issuance of authorized shares is not required and will not be solicited unless required by the rules of the New York Stock Exchange.

     The portion of Article FOURTH proposed to be amended is set forth as Exhibit A to this Proxy Statement. Approval of the amendment will require the affirmative vote of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT, AND DULY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL UNLESS OTHERWISE INDICATED THEREON.



  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Coopers & Lybrand as independent certified public accountants for the Company and its subsidiaries for fiscal year 1994. It is intended that such appointment be submitted to the stockholders for ratification at the 1994 Annual Meeting of Stockholders. Coopers & Lybrand has served as the Company's auditors since the Company's formation and has no investment in the Company or its subsidiaries.

     Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

     It is expected that representatives of Coopers & Lybrand will be present at the meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.


  STOCKHOLDERS' PROPOSALS

     Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1995 must be received at the Company's principal executive offices no later than December 1, 1994. They may be addressed to the Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.


  OTHER MATTERS

     While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.


                                   GLOBAL MARINE INC.


                                   By  JOHN G. RYAN
                                   Secretary

  Houston, Texas
  March 31, 1994




                               EXHIBIT A




           Proposed Amendment to the Restated Certificate of
  Incorporation


     In the text which follows, words which have lines through them would be deleted by the proposed Amendment and italicized words would be added.

     The first paragraph of Article FOURTH would be amended to read as follows:

          "FOURTH: The corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation is authorized to issue is Two Hundred Ten Million (210,000,000) Three Hundred Ten Million (310,000,000). The total number of shares of Common Stock is Two Hundred Million (200,000,000) Three Hundred Million (300,000,000), $.10 par value per share, and the total number of shares of Preferred Stock is Ten Million (10,000,000), $.01 par value per share."





            [PRELIMINARY COPY - FORM OF PROXY CARD, RECORD ACCOUNTS]

                          GLOBAL MARINE INC.

       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
  MEETING OF STOCKHOLDERS -- MAY 12, 1994

  C. R. Luigs, J. C. Martin, and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Thursday, May 12, 1994 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH
  OF THE OTHER PROPOSALS SPECIFIED HEREIN.

                   ( )   Check here for address change


                         New Address:




        (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN
  PROMPTLY.)




  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK
  INK ONLY. (  )



  1. Election of the following nominees as directors: Messrs.
  Campbell, Flawn, Galvin and Leigh. The nominees will serve for a term of three years, as indicated in the proxy statement.

     FOR       WITHHELD  FOR all nominees, except vote
     all       from all  withheld from the following
     Nominees  Nominees  nominee(s):  (A line follows.)

     (  )      (  )      (  )

  2.  Approval of the amendment to the Company's Restated
  Certificate of Incorporation to increase authorized Common
  Stock from 200,000,000 to 300,000,000 shares.

     FOR       AGAINST   ABSTAIN

     (  )      (  )      (  )

  3. Ratification of appointment of Coopers & Lybrand as independent certified public accountants for the Company and its subsidiaries.

     FOR       AGAINST   ABSTAIN

     (  )      (  )      (  )

  4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof for a vote of the Common
  Stock.




  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS, IF ACTING AS
  ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY,
  SIGN NAME AND INDICATE TITLE.



           Signature                   Date



           Signature                   Date


  PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
  USING THE ENCLOSED ENVELOPE.





  [PRELIMINARY COPY - FORM OF PROXY CARD, STREET NAME ACCOUNTS]


                                 PROXY
                          GLOBAL MARINE INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 12, 1994

  C. R. Luigs, J. C. Martin and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the above Annual Meeting and at any postponements or adjournments thereof, as set forth below.
  Item 1 --    Election of the Following Nominees as Directors:
                 Messrs. Campbell, Flawn, Galvin and Leigh. The nominees will serve for a term of three years, as indicated in the proxy statement.
          FOR ALL NOMINEES (except as marked to the contrary on the line proved at the right ( )

          WITHHOLD AUTHORITY to vote for all nominees  (  )

          WITHHOLD FOR THE FOLLOWING ONLY:  (A line follows.)


  Item 2 --    Approval of the amendment to the Company's Restated
                 Certificate of Incorporation to increase authorized
                 Common Stock from 200,000,000 to 300,000,000
                 shares.
     (  )   FOR  (  )   AGAINST   (  )   ABSTAIN
  Item 3 --    Ratification of appointment of Coopers & Lybrand as
                 independent certified public accountants for the
                 Company and its subsidiaries.
     (  )   FOR  (  )   AGAINST   (  )   ABSTAIN


  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof for a vote of the Common Stock.

     (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)




                      (Continued from other side)

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS
  SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES
  NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.



          Signature

          Signature

          Dated

  PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
  USING THE ENCLOSED ENVELOPE.  WHEN SIGNING AS AN ATTORNEY,
  EXECUTOR, TRUSTEE, OR IN A REPRESENTATIVE CAPACITY, SIGN NAME
  AND INDICATE TITLE.

          [PRELIMINARY COPY - FORM OF VOTING INSTRUCTION CARD,
                         401(K) PLAN ACCOUNTS]

                        GLOBAL MARINE INC.
                             [401(k) PLAN]
               CONFIDENTIAL VOTING DIRECTIONS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS -- MAY 12, 1994

  The undersigned hereby directs Chemical Bank, as Trustee under the Global Marine Savings Incentive Plan, to execute a proxy or proxies authorizing the voting of all shares of Global Marine Inc. Common Stock held in the Plan on March 18, 1994 and attributable to the undersigned's Plan account at the above Annual Meeting and any postponements or adjournments thereof on the items below and in accordance with the directions given there.

  Item 1 --    Election of the Following Nominees as Directors:
                 Messrs. Campbell, Flawn, Galvin and Leigh. The nominees will serve for a term of three years, as indicated in the proxy statement.

          FOR ALL NOMINEES (except as marked to the contrary on the line provided at the right, ( )

          WITHHOLD AUTHORITY to vote for all nominees (  )

          WITHHOLD FOR THE FOLLOWING ONLY:  (A line follows.)

  Item 2 --    Approval of the amendment to the Company's Restated
                 Certificate of Incorporation to increase authorized
                 Common Stock from 200,000,000 to 300,000,000
                 shares.
      (  )  FOR  (  )   AGAINST  (  )   ABSTAIN

  Item 3 --    Ratification of appointment of Coopers & Lybrand as
                 independent certified public accountants for the
                 Company and its subsidiaries.
      (  )  FOR  (  )   AGAINST  (  )   ABSTAIN

  In its discretion, the Trustee may authorize the voting of said shares upon such other business as may properly come before the meeting or any postponements or adjournments thereof for a vote of the Common Stock.

   (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)






                      (Continued from other side)


  THE TRUSTEE WILL VOTE IN THE MANNER SPECIFIED BY THE
  UNDERSIGNED OR, IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE
  VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF
  THE OTHER PROPOSALS SPECIFIED HEREIN.




                                  Signature

                                  Dated


  PLEASE MARK, DATE, AND SIGN YOUR NAME AS IT APPEARS ABOVE
  AND RETURN PROMPTLY TO CHEMICAL BANK IN THE ENCLOSED
  ENVELOPE.